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As filed with the Securities and Exchange Commission on October 4, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3893191 (I.R.S. Employer Identification Number)

155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
(Address of Principal Executive Offices) (Zip Code)

COMMUNITY HEALTH SYSTEMS HOLDINGS CORP.
EMPLOYEE STOCK OPTION PLAN
(Full title of the plan)

Rachel A. Seifert
Senior Vice President, Secretary and General Counsel
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
(615) 373-9600
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.01 per share (the "Common Stock")	153,158 shares	$8.96	$1,372,295.68	$327.98

Common Stock	349,633 shares	$6.99	$2,443,934.67	$584.10

Total	502,791 shares	—	$3,816,230.35	$912.08

(1)
Includes an indeterminate number of shares of Common Stock that may be issued in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

(2)
Determined using the exercise for the stock options covered by the Common Stock pursuant to Rule 457(h) of the Securities Act.

EXPLANATORY NOTE

        Prior to our initial public offering on June 8, 2000 ("IPO"), we adopted the Community Health Systems Holdings Corp. Employee Stock Option Plan (the "Plan") pursuant to which a maximum of 756,636 shares of Common Stock may be issued. The purpose of this Registration Statement on Form S-8 is to register a total of 502,791 shares of such Common Stock, which amount constitutes the number of shares that may be issued under the Plan.

PART I

        Holders of awards granted under the Plan will be provided with the documents containing information specified by Part I of this Registration Statement in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act. These documents constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Incorporation of Documents by Reference

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms or access our SEC filings on the SEC's website at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, NY 10005.

        The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference the following documents and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offerings registered on this Registration Statement:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 27, 2002;

  (b)
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 filed with the SEC on May 13, 2002;

  (c)
  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 filed with the SEC on August 8, 2002;

  (d)
  Our Form 8-K dated February 20, 2002 filed with the SEC on February 20, 2002;

  (e)
  Our Form 8-K dated April 24, 2002 filed with the SEC on April 24, 2002;

  (f)
  Our Form 8-K dated July 16, 2002 filed with the SEC on July 16, 2002;

  (g)
  Our Form 8-K dated July 24, 2002 filed with the SEC on July 24, 2002;

  (h)
  Our Form 8-K dated August 8, 2002 filed with the SEC on August 8, 2002; and

  (i)
  Our Registration Statement on Form 8-A filed with the SEC on June 5, 2000, which describes the terms of the Common Stock.

  Item 4. Description of Securities

        Not applicable.

  Item 5. Interests of Named Experts and Counsel

        Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).

  Item 6. Indemnification of Directors and Officers

        Our Certificate of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Company.

        We have entered into agreements to indemnify our directors and officers in addition to the indemnification provided for in the Certificate of Incorporation and By-Laws. These agreements, among other things, indemnify our directors and officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company or an affiliate of the Company.

        We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

        Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors, officers, employees or agents, against expenses incurred in any such action, suit or proceedings. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any director, officer, employee or agent.

        The Plan provides that we will indemnify the members of the committee administering the Plan against all losses, claims, damages and liabilities, joint and several (including all legal and other expenses reasonably incurred in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability), for any acts or omissions which are within the scope of such member's duties as a member of the committee to the fullest extent permitted by law.

  Item 7. Exemption from Registration Claimed

        Not applicable.

  Item 8. Exhibits

Exhibit No.	Description of Exhibit
4.1**	Our Restated Certificate of Incorporation filed as Exhibit 3.1 to our Form 10-Q for the quarterly period ended June 30, 2000.
4.2**	Our Amended and Restated By-Laws filed as Exhibit 3.2 to our Annual Report on Form 10-K for the year-ended December 31, 2000.
4.3**	The Community Health Systems Holdings Corp. Employee Stock Option Plan filed as Exhibit 10.4 to our Registration Statement on Form S-1 (No. 333-31790).
5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of securities offered under the Community Health Systems Holdings Corp. Employee Stock Option Plan.
23.1*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (included in the signature pages of this Registration Statement).

*
Filed herewith.
**
Incorporated by reference.

  Item 9. Undertakings

        (a)  We hereby undertake:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we filed under Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  We undertake that, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

        (c)  To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions described in Item 6 of this Registration Statement, or otherwise, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8, and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on October 3, 2002.

COMMUNITY HEALTH SYSTEMS, INC.
/s/ WAYNE T. SMITH
By:	Wayne T. Smith
Title:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne T. Smith, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WAYNE T. SMITH Wayne T. Smith	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	October 3, 2002
/s/ W. LARRY CASH W. Larry Cash	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	October 3, 2002
/s/ T. MARK BUFORD T. Mark Buford	Vice President and Corporate Controller (principal accounting officer)	October 3, 2002

/s/ SHEILA P. BURKE Sheila P. Burke	Director	October 3, 2002
/s/ ROBERT J. DOLE Robert J. Dole	Director	October 3, 2002
/s/ J. ANTHONY FORSTMANN J. Anthony Forstmann	Director	October 3, 2002
/s/ THEODORE J. FORSTMANN Theodore J. Forstmann	Director	October3, 2002
/s/ DALE F. FREY Dale F. Frey	Director	October 3, 2002
/s/ SANDRA J. HORBACH Sandra J. Horbach	Director	October 3, 2002
/s/ HARVEY KLEIN M.D. Harvey Klein, M.D.	Director	October 3, 2002
/s/ THOMAS H. LISTER Thomas H. Lister	Director	October 3, 2002
/s/ MICHAEL A. MILES Michael A. Miles	Director	October 3, 2002

Constituting a majority of the Board of Directors of Community Health Systems, Inc.

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1**	Our Restated Certificate of Incorporation filed as Exhibit 3.1 to our Form 10-Q for the quarterly period ended June 30, 2000.
4.2**	Our Amended and Restated By-Laws filed as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000.
4.3**	The Community Health Systems Holdings Corp. Employee Stock Option Plan filed as Exhibit 10.4 to our Registration Statement on Form S-1 (No. 333-31790).
5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of securities offered under the Community Health Systems Holdings Corp. Employee Stock Option Plan.
23.1*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (included in the signature pages of this Registration Statement).

*
Filed herewith.
**
Incorporated by reference.

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PART I
PART II
SIGNATURES
POWER OF ATTORNEY
Index to Exhibits